UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.

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March 15, 2018

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6400 S Fiddler’s Green Circle, Training Room A, Greenwood Village, CO 80111 on Wednesday, April 25, 2018 at 8:30 a.m. (Mountain Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge

Chairman and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	April 25, 2018
Time:	8:30 a.m. (Mountain Daylight Time)
Place:	6400 S Fiddler’s Green Circle
Training Room A
Greenwood Village, CO 80111

Matters to be voted on:

1.	The election of thirteen directors, named in this proxy statement;

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018;

3.	To vote on four stockholder proposals described in the proxy statement if properly presented at the meeting; and

4.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 23, 2018 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 15, 2018

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 25, 2018. The 2018 notice and proxy statement and the 2017 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 15, 2018.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect thirteen directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018;

•	Proposal 3: To vote on a stockholder proposal regarding proxy access;

•	Proposal 4: To vote on a stockholder proposal regarding lobbying activities;

•	Proposal 5: To vote on a stockholder proposal regarding vesting of equity awards;

•	Proposal 6: To vote on a stockholder proposal regarding our Chairman of the Board and CEO roles; and

•	Proposal 7: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our board of directors and named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018;

•	AGAINST each of the stockholder proposals.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated thirteen directors for election, all of whom are currently serving on our board of directors. The thirteen directors who have been nominated by the board of directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Malone, Miron, Markley, Merritt, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on February 23, 2018 (the “Record Date”), a total of 237,788,840 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted or exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common and preferred held by A/N may be converted or exchanged. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees, “FOR” the Company’s proposals as described above and “AGAINST” each of the stockholder proposals.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but not on non-routine matters such as Proposals 1, 3, 4, 5 or 6. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 2 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Stockholders.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in Proposals 1, 2, 3, 4, 5 and 6. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the applicable proposal.

What are my choices in the proposals on the agenda?

On Proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee, “AGAINST” a nominee or you can abstain from voting. On Proposals 2, 3, 4, 5 and 6, you can (1) vote “FOR” a proposal, (2) vote “AGAINST” a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees and the Company proposals as noted above and “AGAINST” each of the stockholder proposals and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 23, 2018. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the

Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later- dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2018 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the meeting and that we will post on our website promptly after the meeting.

Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our board of directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the thirteen current directors are independent.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the board of directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John C. Malone	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Steven A. Miron	Director
Balan Nair	Director
Michael Newhouse	Director
Mauricio Ramos	Director
Thomas M. Rutledge	Chairman of the Board and Chief Executive Officer
Eric L. Zinterhofer	Lead Independent Director

W. Lance Conn, 49, was appointed to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Kim C. Goodman, 52, was elected to the board of directors of Charter on July 26, 2016. Ms. Goodman has been the Chief Executive Officer of Worldpay US, the United States business unit of Worldpay, a global leader in payments processing technology and solutions for business customers since November 2016. Ms. Goodman previously held various positions with American Express Company, a financial services company, from 2007 to 2014, including President, American Express Global Business Travel from 2011 — 2014, President, Merchant Services Americas from 2010 — 2011, and Executive Vice President, Merchant Services North America from

2007 — 2010. Ms. Goodman previously served as a director of BlueTarp Financial, Inc., National Life Insurance Company, Brocade, Alcatel-Lucent SA and AutoNation, Inc. Ms. Goodman received a B.A. degree in political science from Stanford University, an M.S. degree in industrial engineering from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Goodman brings software, networking, financial services and customer service experience to the board from her experience in executive leadership roles at Worldpay US and American Express Company and having previously held senior leadership positions in both software and networking at Dell Inc.

Craig A. Jacobson, 65, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 30 years. Mr. Jacobson has been a member of the board of directors of Expedia, Inc. since December 2007 and Tribune Media Company since December 31, 2012. Mr. Jacobson was recently elected to the Board of Directors of Oaktree Strategic Income Corporation (OCSIC) and Oaktree Specialty Lending Corporation (OCSLC). Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Gregory B. Maffei, 57, was appointed to the board of directors of Charter in May 2013. Mr. Maffei has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007 and Liberty Broadband Corporation since June 2014, a stockholder of Charter, since its spin-off from Liberty Media Corporation (“Liberty Media”) in November 2014. He has served as the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. He has served as the President and Chief Executive Officer of Liberty Interactive Corporation (including its predecessor) since February 2006 and as a director since November 2005. Mr. Maffei leads the team transforming Liberty Media and Liberty Interactive to compete in the digital/mobile era. Liberty Media owns, media, communications and entertainment businesses, including subsidiaries SiriusXM and the Atlanta Braves and interests in Live Nation Entertainment and Formula One. Liberty Interactive owns digital commerce businesses, including subsidiaries QVC, HSN, Zulily, Bodybuilding.com, and Evite, and interests in Expedia, Interval Leisure Group and FTD. In addition, Mr. Maffei has served as (i) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iii) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015, (iv) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013, and as a director since March 2009; and as Chairman of the Board of Pandora Media, Inc. since September 2017. He previously served as President and Chief Executive Officer of Starz from May 2007 to January 2013 and as Chairman of the Board from January 2013 to December 2016, and a director of Barnes & Noble, Inc. from September 2011 to April 2014. Mr. Maffei also served as a director of Electronic Arts, Inc. from June 2003 until July 2013. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College. We believe Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience.

Dr. John C. Malone, 77, was appointed to the board of directors of Charter in May 2013. Mr. Malone has served as the Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010. Mr. Malone served as the Chief Executive Officer of Liberty Interactive from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone has served as (i) a director and Chairman of the Board of Liberty Interactive since its inception in 1994, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP’s predecessor, from June 2005 to June 2013 and LGI’s predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005, (iv) a director of Discovery Communications, Inc. (Discovery) since September 2008 and a director of Discovery’s predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) a director of Expedia, Inc. from December 2012 to December 2017, having previously served as a director from August 2005 to November 2012, and (vi) a director of Lions Gate Entertainment Corp. since March 2015. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) from August 2014 to June 2015, (ii) a director of Sirius XM from April 2009 to May 2013, and (iii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012. Mr. Malone, as President of TCI, co-founded Liberty Interactive’s former parent company and is considered one of the preeminent figures in the media and telecommunications industry. We believe that Mr. Malone’s qualifications to sit on Charter’s board include his extensive business experience in our industry and his well-known sophisticated problem solving and risk assessment skills.

John D. Markley, Jr., 52, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley is Managing Director of New Amsterdam Growth Capital, an investment firm focused on public and private companies in the communications, media and technology industries. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Mr. Markley served as chairman of the board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee and as a director of Interdigital, Inc. where he serves on the audit and investment committees. Mr. Markley previously served as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 63, was appointed to the board of directors of Charter in December 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Prior to December 2009, Mr. Merritt previously served on Charter’s board and Audit Committee from 2003 through November 2009. Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt is a director of Calpine Corporation and Taylor Morrison Home Corporation and he serves as the Chairman of the Audit Committee of Calpine Corporation and a member of the Audit Committee of Taylor Morrison Home Corporation. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015. Mr. Merritt also served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Steven A. Miron, 51, was elected to the board of directors of Charter on May 18, 2016. Mr. Miron is a senior executive officer with the Advance/Newhouse companies, which is a global, diversified privately-owned group of media and technology companies. He served as Chief Executive Officer of Bright House Networks from May 2008 until May 2016. He also served as President of Bright House Networks from July 2002 to May 2008. Mr. Miron currently serves as a director of Discovery Communications (Nasdaq: DISCA, DISCB, DISCK). He served on the Board of Directors of C-SPAN, the National Cable & Telecommunications Association and CableLabs. Mr. Miron also currently serves on the Crouse Health Foundation Board of Trustees and the Board of Directors for the Jewish Community Foundation of Central New York. In the past, he served for several years on the Board of Directors and executive committee for CTAM and the Board of Directors for Emma Bowen Foundation and CTAM Educational Foundation. Mr. Miron is a graduate of American University. We believe that through his experience as a cable television executive, Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our board.

Balan Nair, 51, was appointed to the board of directors of Charter in May 2013. Mr. Nair is President and Chief Executive Officer of Liberty Latin America having previously served as the Executive Vice President and

Chief Technology Officer for Liberty Global, Plc. since 2012, and prior to that Mr. Nair served as Senior Vice President and Chief Technology Officer since July 2007. Before joining Liberty Global, from December 2006 through June 2007, Mr. Nair served as the chief technology officer of AOL. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. He also sits on the board of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University. We believe Mr. Nair’s qualifications to sit on Charter’s board include his operational and technology experience.

Michael Newhouse, 58, was elected to the board of directors of Charter on May 18, 2016. Mr. Newhouse is a director and senior executive officer with the Advance/Newhouse companies. Advance/Newhouse is a global, diversified privately-owned group of media companies that operates Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for audiences throughout the world. The Advance/Newhouse companies also operate: local media companies that publish newspapers in over 25 cities in the United States, as well as websites and other digital products; American City Business Journals, which publishes business journals and websites and other digital products in 40 cities in the United States; 1010data, Inc., which offers data platforms and analyses for large data sets; POP, Inc., a digital marketing agency; Advance/Newhouse also holds an approximately 13% interest in Charter Communications; a non-controlling interest in Discovery Communications, Inc., which provides cable television channels and programming in various countries throughout the world; and is the majority owner of Reddit, Inc. Mr. Newhouse is a graduate of Tufts University. We believe that Mr. Newhouse’s experience in the cable television and media industries make him a valued presence on our board.

Mauricio Ramos, 49, was elected to the board of directors of Charter on May 18, 2016. Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm stock exchange since April 2015. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mauricio held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. Mr. Ramos is currently a member of the Board of Directors of the GSMA and is also Chairman of TEPAL, the Latin American Association of Cable Broadband Operators. He is a citizen of the United States and Colombia who received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota. We believe that Mr. Ramos’ experience in the telecommunications and media industries make him a valued presence on our board.

Thomas M. Rutledge, 64, has been the Chairman of the board of directors of the Company since May 2016 and Chief Executive Officer of the Company since February 2012. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 40-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (“NCTA”). He is currently serving as Chairman of the NCTA, and currently serves on the boards of CableLabs and C-SPAN. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 46, has been the Lead Independent Director of our board since May 2016. He was elected to our board of directors in November 2009 and served as non-executive Chairman of the board from

December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Dish TV India, Ltd., General Communications, Inc., Liberty Latin America Ltd., TouchTunes Interactive Networks, Inc., Roots Corporation, Roots USA Corporation and Leo Cable LLC. From 2004 to 2013, Mr. Zinterhofer was a director of Central European Media Enterprises Ltd. Mr. Zinterhofer also served as a director of Hunter Boot Limited from 2012 to 2015, and Integra Telecom, Inc. from 2012 to 2015. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2017, which none of the directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2017, the full board of directors held seven meetings and acted two times by unanimous written consent. In 2017, the members of board of directors unaffiliated with Liberty or A/N also acted once by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2017.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on our website, www.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our Risk Management Program. During 2017, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2017 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2017 and acted one time by unanimous written consent.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company and its subsidiaries. During 2017, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2017. All members of the Compensation and Benefits Committee were determined by the board of directors in 2017 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met five times in 2017.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence. During 2017, Messrs. Markley, Jacobson, Malone, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the board in 2017 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met four times in 2017.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2017, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2017, this committee acted one time by unanimous written consent.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2017, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met once and acted eight times by unanimous written consent during 2017.

From time to time, the board of directors may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees created in 2017.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the thirteen current directors are independent. The Committee and the board of directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Nair, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the board of directors also determined that Messrs. Maffei and Malone are independent under the NASDAQ rules; however, their status or relationship with Liberty Broadband, a stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the board of directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, their status or relationship with A/N, a stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the board of directors further determined that Messrs. Maffei, Malone, Miron and Newhouse’s status or relationship with a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Chairman of the Board and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement (defined below). Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

In January 2016, Charter entered into a memorandum of understanding (the “MOU”) with leaders of several leading national civic organizations that took effect upon the closing of the Transactions (as defined below). The MOU identifies specific diversity initiatives and establishes a plan of action to guide the collaborative efforts of the Company and a wide array of diverse civic and leadership organizations. As part of the MOU, Charter committed to a number of concrete actions, including appointing at least one African American, one Asian American/Pacific Islander and one Latino American to its newly formed board of directors within two years of the close of the Transactions. Charter has met this commitment.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2019 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel.

Governance Impacts of TWC and Bright House Transactions

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with Liberty Media Corporation’s (“Liberty Media”) investment in Charter, which was later transferred to Liberty Broadband Corporation (“Liberty Broadband”), the Company entered into a stockholders agreement dated as of March 19, 2013, between Charter and Liberty Media, which was amended by an Amendment to Stockholders Agreement, dated as of September 29, 2014, among Charter, Liberty Media and Liberty Broadband (the “Liberty Stockholders Agreement”). Messrs. Malone, Maffei and Nair were initially appointed to the board of directors pursuant to that agreement. In connection with the Transactions on May 23, 2015, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband Corporation, A/N and Legacy Charter (the “Stockholders Agreement”) and the Charter Holdings Limited Liability Operating Agreement (“LLC Agreement”) with Liberty Broadband and A/N. As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced the previous stockholders agreement with Liberty Broadband. Messrs. Miron and Newhouse were appointed to the board of directors pursuant to the Stockholders Agreement and the number of directors nominated by Liberty Broadband was reduced from four members to three members.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen, and includes its chief executive officer. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate up to three directors as nominees for Charter’s board of directors and A/N currently has the right to designate up to two directors as nominees for Charter’s board of directors. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has nominated a director to serve on the Audit Committee that meets applicable stock exchange listing rules, but each has nominated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge, the Company’s Chief Executive Officer (“CEO”), became the chairman of the board of Charter.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the nominating and corporate governance committee of the board of directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors.

Board Leadership Structure and Risk Oversight

Mr. Rutledge is the Chairman of the board of directors and Mr. Zinterhofer is the Lead Independent Director. Although the Company previously separated the roles of Chief Executive Officer (“CEO”) and Chairman of the board, in connection with the negotiation of the Transactions, the Company determined that it was in the best interest of the combined company to combine the roles. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non- A/N and non- Liberty Broadband directors.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as with the General Counsel, the Group Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence.

Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2017 Director Compensation

The non-employee director compensation package for 2017, which went into effect as of April 25, 2017, included an annual retainer of $120,000 in cash or equity. The non-employee director compensation package also included an annual award of $180,000 in restricted stock, except with respect to the Lead Independent Director, who received an annual award of $330,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Director compensation payments reflecting the increases in the annual retainer as well as committee chair and committee membership payments were prorated during the second quarter of 2017 to reflect the increased compensation amounts as of April 25, 2017. As a result, in 2017 the prorated annual cash retainer was $113,681 for board service, each Audit Committee member (including the chair) received a prorated payment of $26,841, each Compensation and Benefits Committee member received a prorated payment of $21,913, the Compensation and Benefits Committee chair received a prorated payment of $20,261, each Finance Committee member received a prorated payment of $18,421, and each Nominating and Corporate Governance Committee member (including the chair) received a prorated payment of $16,841. Mr. Rutledge, Charter’s Chairman of the Board and CEO, was the only current director who was also an employee during 2017.

The following table sets forth information regarding the compensation paid or issued to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	174,276	179,782	354,058
Kim C. Goodman	60,083	299,522	359,605
Craig Jacobson	16,841	299,522	316,363
Gregory B. Maffei	40,333	299,522	339,855
John C. Malone	130,522	179,782	310,304
John D. Markley, Jr.	93,765	299,522	393,287
David Merritt	185,784	179,782	365,566
Steven A. Miron	21,913	299,522	321,435
Balan Nair	—	299,522	299,522
Michael Newhouse	148,943	179,782	328,725
Mauricio Ramos	21,913	299,522	321,435
Eric Zinterhofer	57,174	449,454	506,628

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the prorated annual retainer, Mr. Conn received the prorated amounts for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. From January 1, 2017 to April 29, 2017, Ms. Goodman received the prorated annual retainer of $33,242 and Ms. Goodman elected to receive her annual retainer in equity for the period from April 30, 2017 to April 29, 2018. Further, Ms. Goodman received the prorated amount for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amount for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amounts for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the prorated annual retainer, Mr. Malone received the prorated amount for his service as a member of the Nominating and Corporate Governance Committee. Mr. Markley elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amount for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received the prorated amounts for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. Mr. Miron elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amount for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and did not serve on any committees during 2017. In addition to the prorated annual retainer, Mr. Newhouse received the prorated amounts for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amount for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received the prorated amounts for his service as a member of the Compensation and Benefits Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 25, 2017 and vest one year after the date of grant (April 25, 2018). Amounts include the annual equity retainer granted to all directors with a grant date fair value of $179,782 (and $329,714 for Mr. Zinterhofer as the Lead Independent Director). For Ms. Goodman and Messrs. Jacobson, Maffei, Markley, Miron, Nair, Ramos and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,740. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Executive Officers

Our executive officers for purposes of Section 16 of the Securities and Exchange Act and our other Executive Vice Presidents as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officer Positions

Section 16 Executive Officers	Position
Thomas M. Rutledge	Chairman and Chief Executive Officer
John Bickham	President and Chief Operating Officer
David G. Ellen	Senior Executive Vice President
Christopher L. Winfrey	Chief Financial Officer
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer

Executive Vice Presidents	Position
Thomas E. Adams	Executive Vice President, Field Operations
Mike Bair	Executive Vice President, Spectrum Networks
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Affairs
Richard J. DiGeronimo	Executive Vice President, Product and Strategy
David Kline	Executive Vice President, Advertising Sales
Paul Marchand	Executive Vice President, Human Resources
Kathleen Mayo	Executive Vice President, Customer Operations
Philip G. Meeks	Executive Vice President, President of Spectrum Business Enterprise
Tom Montemagno	Executive Vice President, Programming Acquisition
James Nuzzo	Executive Vice President, Business Planning
Scott Weber	Executive Vice President, Network Operations

Information regarding our executive officers and our other senior company leaders, other than Mr. Rutledge who also serves as a director, is set forth below.

John Bickham, 68, President and Chief Operating Officer.    Mr. Bickham has been the President and Chief Operating Officer of Charter since July 2016 and joined Charter as Executive Vice President and Chief Operating

Officer in April 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision Systems Corporation (“Cablevision”) where he was employed from 2004 through November 2011. Mr. Bickham previously served on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

David G. Ellen, 53, Senior Executive Vice President.    Mr. Ellen joined Charter as Senior Executive Vice President in June 2016. Mr. Ellen oversees several business and corporate functions including Programming, Spectrum Networks, Human Resources, Communications, Diversity, Security and Regulatory Compliance. Mr. Ellen joined Charter from Cablevision Systems Corporation, where he last served as Executive Vice President and General Counsel. Before joining Cablevision in 2004, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and Internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for Justices Breyer and Ginsburg when they were each on the U.S. Court of Appeals and for Justice O’Connor at the U.S. Supreme Court. Mr. Ellen is a graduate of Harvard Law School, where he was President of the Harvard Law Review, was a Marshall Scholar at Cambridge University and has a B.A. from Harvard College.

Christopher L. Winfrey, 42, Chief Financial Officer.    Mr. Winfrey joined Charter Communications as Chief Financial Officer in 2010. Mr. Winfrey is responsible for Charter’s accounting, financial planning and analysis, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. Mr. Winfrey joined Charter from Unitymedia GmbH, Germany’s second-largest cable operator, where he served as Chief Financial Officer, and separately as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH for three years. He was also Director of Financial Planning and Analysis of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent nearly 20 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He currently serves on the board of directors for the Greenwich Center for Hope and Renewal. He received a B.S. in accounting and an MBA from the University of Florida.

Richard R. Dykhouse, 54, Executive Vice President, General Counsel and Corporate Secretary.     Mr. Dykhouse has served in his current position since February 2013 having previously been Senior Vice President, General Counsel since January 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

Jonathan Hargis, 61, Executive Vice President and Chief Marketing Officer.    Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer on April 9, 2012. Prior to joining Charter, Mr. Hargis was with Cablevision from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. He served on the board of the Cable & Telecommunications Association for Marketing (“CTAM”) Educational Foundation from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University

Kevin D. Howard, 48, Senior Vice President — Finance, Controller and Chief Accounting Officer.     Mr. Howard has served in his position as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Thomas E. Adams, 62, Executive Vice President, Field Operations.    Mr. Adams joined Charter as Executive Vice President, Field Operations on October 1, 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 28, 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

Mike Bair, 61, Executive Vice President, Spectrum Networks.    Mr. Bair joined Charter as Executive Vice President, Spectrum Networks in July 2016. Before joining Charter, Mr. Bair served as the Chief Executive Officer of Bleachers Corp., a start-up streaming media company, from 2014 to 2016. Prior to Bleachers, Mr. Bair served as President of Madison Square Garden’s Media Group where he lead the strategic, operational and financial performance of MSG Networks, Fuse Music TV, MSG Interactive, MSG Radio and all sponsorship and ad sales for the parent company. Before MSG Media, Bair served as President, Product Management and Marketing for Cablevision’s cable division, where he was responsible for product strategy, programming, marketing, and advertising, as well as brand management, for the company’s video, voice and internet services. Mr. Bair also held executive positions at Rainbow Media, HBO, Showtime Networks and Ogilvy and Mather Advertising.

James Blackley, 62, Executive Vice President, Engineering and Information Technology.    Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology on October 15, 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision, where he was employed from 1996 through May 2012.

Catherine C. Bohigian, 45, Executive Vice President, Government Affairs.    Ms. Bohigian joined Charter as Executive Vice President, Government Affairs on July 8, 2013. Prior to joining Charter, Ms. Bohigian served as Senior Vice President, Federal Affairs for Cablevision where she was employed from September 2008 through June 2013. Ms. Bohigian previously worked for the Federal Communications Commission (“FCC”) in various capacities, including as Senior Advisor to the Chairman and Chief of the Office of Strategic Planning. Ms. Bohigian received a B.A. degree summa cum laude from Duke University and a J.D. degree cum laude from Harvard Law School.

Richard J. DiGeronimo, 40, Executive Vice President, Product and Strategy.    Mr. DiGeronimo was appointed to his current position in January 2015 having previously been a Senior Vice President, Product and Strategy since March 2011 and a Vice President of Product Management from 2008 to 2011. Prior to joining Charter, Mr. DiGeronimo served as the Vice President and General Manager of Cable Markets with Level 3 Communications. Mr. DiGeronimo received a B.B.A. from the Ross School of Business at the University of Michigan.

David Kline, 60, Executive Vice President, President of Spectrum Reach.    Mr. Kline joined Charter in October 2015 as Executive Vice President, President of Media Sales. Before joining Charter, Mr. Kline served as President and Chief Operating Officer of Visible World. Prior to that position he was Chief Operating Officer of Ensequence. Mr. Kline also served as President and Chief Operating Officer of Cablevision Media Sales for more than 15 years, overseeing the company’s advertising businesses. Mr. Kline holds a bachelor’s degree from The Ohio State University.

Paul Marchand, 48, Executive Vice President, Human Resources.    Prior to joining Charter in October 2015, Mr. Marchand spent nearly 12 years with PepsiCo, most recently as Senior Vice President of Human Resources for the North America beverage’s field and supply chain organization. He previously served in human resources roles at Merrill Lynch, JPMorgan and the May Department Stores Company. Mr. Marchand holds a master’s degree in organizational psychology from Columbia University and a bachelor’s degree in advertising from Syracuse University.

Kathleen Mayo, 59, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations on September 17, 2012. Prior to joining Charter, Ms. Mayo joined Cablevision in 1997 and most recently serving as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and an M.B.A. at Temple University.

Philip G. Meeks, 64, Executive Vice President, President of Spectrum Business Enterprise.    Mr. Meeks joined Charter as Executive Vice President and President of Spectrum Business Enterprise in May 2016. He previously served as Executive Vice President and Chief Operating Officer for Business Services at Time Warner Cable. Prior to that, Mr. Meeks served as Senior Vice President of Cox Business. Before joining Cox in 2008, he was the co-founder and lead executive for a start-up company focused on enhancing the supply chain between technology vendors and value added resellers in the Internet security, data storage and VoIP markets. Mr. Meeks served in various strategy, sales and marketing leadership roles during 20 years of service at MCI Telecommunications, including Senior Vice President of Sales Operations and Senior Vice President of Strategic Ventures and Alliances. Mr. Meeks is a graduate of the University of Georgia, where he earned a bachelor’s degree in Marketing and Journalism. He also completed executive education programs at both the Massachusetts Institute of Technology and the University of Virginia.

Tom Montemagno, 51, Executive Vice President, Programming Acquisition.    Mr. Montemagno joined Charter as Executive Vice President, Programming Acquisition in September 2016. Before joining Charter, Mr. Montemagno served as Executive Vice President of Programming for Cablevision Systems Corporation. During his 27-year tenure at Cablevision, he served in various leadership positions in the programming department including Senior Vice President of programming acquisition and was Cablevision’s lead negotiator with content companies.

James Nuzzo, 56, Executive Vice President, Business Planning.    James Nuzzo joined Charter as Executive Vice President, Business Planning on June 23, 2014. Mr. Nuzzo was previously at Cablevision Systems Corporation from 1986 to December 2013 most recently serving as Senior Executive Vice President, Operations and Business Planning. Mr. Nuzzo received a bachelor’s degree in Business Administration from Hofstra University in 1983.

Scott Weber, 62, Executive Vice President, Network Operations.    Mr. Weber joined Charter as Executive Vice President, Network Operations on June 18, 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision from January 2007 through January 2012. Mr. Weber is a member of Society of Cable Telecommunications Engineers, Institute of Electrical and Electronics Engineers and American Radio Relay League.

Compensation Committee Interlocks and Insider Participation

During 2017, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. Mr. Zinterhofer has served as Lead Independent Director since the closing of the Transactions on May 18, 2016. Mr. Rutledge has served as Chairman of the Board since the closing of the Transactions.

During 2017: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2017. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2017 Named Executive Officers

•	Thomas M. Rutledge; Chairman and Chief Executive Officer

•	John Bickham; President and Chief Operating Officer

•	David G. Ellen; Senior Executive Vice President

•	Christopher L. Winfrey; Chief Financial Officer

•	Kevin Howard; Senior Vice President, Finance – Controller and Chief Accounting Officer

Executive Summary

Fiscal 2017 Operational and Financial Highlights

Over the course of 2017, Charter continued to successfully integrate legacy businesses and completed the roll-out of our high-value Spectrum pricing, packaging and brand across the legacy Time Warner Cable and legacy Bright House residential and small and medium business footprints. The harmonization of Charter’s operations and product offerings over the year was reflected in our strong top and bottom-line growth: total customer relationships grew by 984,000 or 3.8% (excluding the impact of customer activity related to Legacy Bright House’s seasonal customer plan in 2016), revenue increased by 3.9% to $41.6 billion, and Adjusted EBITDA rose 5.8% to $15.3 billion (all numbers are on a pro forma basis).

With respect to delivering value to shareholders — Charter purchased approximately 38.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $13.2 billion and saw continued stock price growth, with an annual increase of 16.7% based on the 2017 year-end stock price of $335.96. The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and peer group companies.

Pay for Performance Alignment

Charter’s compensation programs are designed to create a strong linkage between the actual compensation earned by our NEOs and Company performance, rewarding both growth-oriented annual operating results as well as sustainable long-term shareholder returns. The following table summarizes the performance-focused nature of Charter’s incentive designs in 2017 and the key outcomes demonstrating the alignment between compensation realized by our NEOs and results achieved by the Company.

2017 Performance-Oriented Incentive Design Features
Annual Incentive Plan

•  Formulaic plan design with financial metrics that are key indicators of Charter’s success — metrics reward top and bottom-line performance and the efficient use of capital: revenue (40% weighting), Adjusted EBITDA (50% weighting), and Capital Management (10% weighting).

• Growth-based performance objectives — threshold, target and maximum performance levels all correspond to positive year-over-year growth in Revenue and Adjusted EBITDA.

• Maximum bonus payout level set at 150% of target incentives — provides upside potential to incentivize long-term, sustainable performance through Charter’s growth-oriented strategy.

Long-Term Incentive Plan (Messrs. Rutledge, Bickham, Ellen and Winfrey*)

•  Five-year long-term incentive program — awards to participants were granted entirely in 2016. Additional equity awards are not intended to be granted to participants in the program through fiscal year 2020, except in the case of promotion.

• Award mix that emphasizes stock price appreciation — grants were delivered in a mix of 90% stock options and 10% RSUs.

• Multi-year time-based vesting period — Eligibility for vesting ranges from 3 to 5 years after grant.

•  Performance-based vesting criteria tied to significant levels of stock price appreciation — in addition to time-based criteria, the vesting of all awards is further contingent upon the attainment of stock price hurdles that represent price appreciation of approximately 30% to 155% from Charter’s stock price at the commencement of the program; vesting of each tranche does not occur until both the applicable time-based and performance-based vesting criteria have been met; vesting may occur up to six years after grant and, if a given price hurdle is not met within that timeframe, the associated tranche of the award is forfeited.

• No pay realizable by participants for non-performance — no value would be received by executives if stock price growth does not exceed 30% within six years after grant.

•  Competitive award opportunities — individual grant sizes are calibrated such that, over the program’s duration, a minimum of 70% stock price appreciation is required for participants to realize value at the median of Charter’s peer group.

*

Mr. Howard participates in Charter’s standard long-term incentive program that provides grants annually in a mix of restricted stock units and stock options, with all awards vesting in full upon the third anniversary of the date of grant. The Committee determined that this program continues to appropriately link Mr. Howard to Charter’s long-term success.

Compensation Actions in 2017

The Committee’s compensation decisions for the NEOs in 2017 were shaped by the compensation actions which occurred in the prior year (2016) in connection with the Time Warner Cable and Bright House Networks transactions, in particular:

•	New base salary, annual incentive and long-term incentive levels for our NEOs commensurate with the substantially expanded scope of their roles following the transactions.

•	The establishment of a five-year long-term incentive program, as described in the discussion of Pay for Performance Alignment above, for all NEOs except Mr. Howard.

Within the context of these actions taken in 2016, the Committee determined the following in connection with its review of NEO compensation levels and incentive designs for the 2017 fiscal year:

•

No further adjustments to base salary, annual incentive or long-term incentive levels were necessary for Messrs. Rutledge, Bickham, Ellen and Winfrey. These NEOs also did not receive any equity awards during the 2017 fiscal year given their participation in the five-year long-term incentive program.

•

Mr. Howard’s annual salary was increased as part of the Company’s annual salary review process in February and his annual incentive and long-term incentive opportunities were increased in April. These incentive increases applied for the full-year and were based on the continued increase in scope of Mr. Howard’s role and his level of strategic influence within Charter. As Mr. Howard participates in the Company’s annual long-term incentive program, the Committee also approved two equity awards for him in 2017 — one at the time of our annual grants in January and a second in April following the increase to his long-term incentive opportunity.

•

A formulaic annual incentive plan design was established for the full 2017 fiscal year, tied to the achievement of revenue, Adjusted EBITDA and Capital Management objectives and comparable to what was in place for the first half of 2016 and prior years.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Pay levels for our NEOs are determined by the Committee within the framework of the Company’s compensation philosophy, as described below, and in consideration of a number of factors, including each individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits.

Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultants, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy is engaged by and reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2017, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to competitive markets; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2017.

Compensation Philosophy and Competitive Positioning

Since 2016, the Committee has applied the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate performance:

1.	Base salary and target annual incentive opportunities positioned between the corresponding 50th and 75th percentile levels of the peer group

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the efficient use of the Company’s capital

3.	Long-term equity compensation design that creates a strong linkage between pay and sustained stock price performance, tailored depending on the level of the applicable NEO:

a.	Executive Vice President (EVP) & above (Messrs. Rutledge, Bickham, Ellen and Winfrey):

Structured to not deliver any value for performance below 30% stock price growth over a six-year period

Potential value realizable by participants targeted at the median of the compensation peer group when stock price growth reaches approximately 70% over a six-year period

Potential value realizable by participants targeted to reach or exceed the 75th percentile of the compensation peer group when stock price growth is at or above approximately 125% over a six-year period

b.	Senior Vice President (SVP) (Mr. Howard):

Long-term incentive grant value targeted at or above the median of the peer group, delivered in a mix of RSUs and stock options, vesting 100% after a three-year period

The proportion of stock options awarded at each participant level is aligned with that level’s line-of-sight to the Company’s stock price performance (i.e., greater emphasis on stock price appreciation for more senior level participants)

In adopting the equity compensation philosophy for our EVP and above NEOs, the Committee shifted from a traditional analysis of peer group grant date value (value of long-term incentive award on date of grant and as reported in the Summary Compensation Table) to a more dynamic approach that calibrates actual value received under particular stock price performance scenarios. With the completion of the Time Warner Cable and Bright House Networks transactions, the Committee believed that a more robust model was required at this level based on the potential value that could be created by the Company over the next six years. The philosophy at the SVP level, which applies for Mr. Howard, continues to reflect the Company’s traditional approach that sets long-term incentives based on the competitive grant values observed among peer companies.

Compensation Peer Group

The Committee examines Charter’s peer group on an annual basis. Due to the Company’s increased size post-transactions, the Committee approved the following criteria to identify peers:

•	North American publicly traded companies

•	Size: Approximately $10 billion to $100 billion in annual revenue (0.33x to 2.5x the combined Company’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

•	Following the addition of AT&T and Verizon to the peer group in 2016, the Committee did not identify any additional peer group changes in 2017

Peer Group
21st Century Fox, Inc.	CenturyLink, Inc.	Liberty Global Plc	T-Mobile US, Inc.
AT&T Inc.	Cisco Systems, Inc.	Sprint Corp.	Verizon Communications Inc.
BCE Inc.	Comcast Corp.	The Walt Disney Company	Viacom, Inc.
CBS Corp.	DISH Network Corp.	Time Warner Inc.

In addition to the peer group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the secondary peer group:

Secondary Peer Group
American Express Co.	Honeywell International, Inc.	Mondelez International, Inc.	Procter & Gamble Co.
Bristol-Myers Squibb Co.	Johnson & Johnson	NIKE, Inc.	The Coca-Cola Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	Omnicom Group, Inc.	The Kraft Heinz Co.
FedEx Corp.	Macy’s, Inc.	PepsiCo, Inc.
General Mills, Inc.	Marriott International, Inc.	Pfizer Inc.
Gilead Sciences, Inc.	Merck & Co., Inc.	Philip Morris International, Inc.

Elements of Compensation

Base Salary

We set base salaries with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our then-current goals and business objectives. Salary adjustments may also be based on changes in market pay levels for comparable positions in the competitive market for executive talent.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs in 2017 and approved a 3.3% salary increase for Mr. Howard, effective February 17, 2017 as part of the Company’s annual salary review process during which salary increase recommendations are reviewed and approved in consideration of employee performance and development over the year. Mr. Howard’s increase therefore reflects the Committee’s evaluation of his performance, contributions and development over the course of 2016. For our other NEOs, the Committee determined that no adjustments were necessary and that compensation packages established in 2016 in connection with the Time Warner Cable and Bright House Networks transactions (except for Mr. Ellen, who was hired after the transactions) continued to be appropriate.

Executive Officer	2017 Base Salary	Change from Prior Year
Thomas M. Rutledge	$2,000,000	None
John Bickham	$1,500,000	None
David G. Ellen	$1,250,000	None
Christopher L. Winfrey	$850,000	None
Kevin Howard	$423,325	3.25% increase (from $410,000)

Annual Incentive Plan

Charter has established the Annual Incentive Plan for the NEOs to provide a cash-based incentive which rewards the achievement of strong annual operational and financial results. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives which are set and approved by the Committee. The particular performance metrics under the plan are selected based on what the Committee believes to be the best annual financial and operational metrics that support long-term success and are most closely tied to the creation of shareholder value. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2017, the Annual Incentive Plan for our NEOs was based on the achievement of both growth-based objectives with respect to Charter’s consolidated revenue and Adjusted EBITDA (weighted 40% and 50%, respectively) as well as a discretionary evaluation of the Company’s Capital Management over the year (weighted 10%). Payouts under the Annual Incentive Plan were set to range from 80% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric.

Charter’s actual 2017 revenue and Adjusted EBITDA results represented strong year-over-year growth, falling between threshold and targeted performance levels, resulting in payout levels that were below target. In addition, the Committee evaluated the Company’s performance with respect to Capital Management, and approved a payout of 100% of target for the corresponding component of annual incentives. The resulting overall annual incentive payout, summarized in the table below, was 91.5% of the target annual incentive for all NEOs.

Metric	Target ($ million)	Actual Performance ($ million)	Payout %	Weighting %	Weighted Payout %
Total Revenue Growth	$1,892.2	$1,558.0	93.42%	40%	37.37%
Adjusted EBITDA Growth	$1,166.4	$805.0	88.26%	50%	44.13%
Capital Management	Discretionary Assessment		100.00%	10%	10.00%
Total				100%	91.50%

Note: Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net, other pension benefits, other (income) expense, net and other operating (income) expenses, such as merger, acquisition and transition costs, special charges and (gain) loss on sale or retirement of assets. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

In setting target annual incentive opportunities for our NEOs each year, the Committee reviews current opportunities relative to those among peer group companies and also evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. Based on these factors, the Committee approved an increase in Mr. Howard’s target annual incentive opportunity from 65% of base salary to 70% of base salary, with such change being in effect for the full 2017 fiscal year. The Committee determined that no annual incentive adjustments were necessary for our other NEOs as the changes put in place for them in 2016 continued to be competitive and appropriate for their roles. Target annual incentive opportunities and actual incentive payouts, based on the performance achievement detailed above, are summarized below for each of our NEOs.

Executive Officer	Base Salary	Target Annual Incentive		Actual Annual Incentive
		% of Base Salary	$ Value	% of Target	$ Value
Thomas M. Rutledge	$2,000,000	300%	$6,000,000	91.50%	$5,489,856
John Bickham	$1,500,000	200%	$3,000,000	91.50%	$2,744,928
David G. Ellen	$1,250,000	160%	$2,000,000	91.50%	$1,829,952
Christopher L. Winfrey	$850,000	150%	$1,275,000	91.50%	$1,166,594
Kevin Howard	$423,325	70%	$296,328	91.50%	$271,133

The Committee has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations. For 2017, the Committee did not exercise any such discretion to annual incentives for our NEOs.

The CEO is also authorized by the Committee to make discretionary bonus awards of up to 5% of the total projected Annual Incentive Plan payout based on actual achievement against the approved performance objectives. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to payments made under the Annual Incentive Plan. For 2017, none of the NEOs received any portion of this 5% discretionary bonus allocation.

Long-Term Incentives

Charter’s long-term incentive awards are designed to align the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. Long-term incentive designs and opportunities are established by the Committee in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, and their line-of-sight to our stock price performance. The Committee typically targets long-term incentive grant levels at the median to 75th percentile of competitive levels among peer group companies. Since 2016, the Committee has administered two long-term incentive program designs for our NEOs, based upon their corresponding level within Charter.

For our NEOs at the EVP level and above, which includes Messrs. Rutledge, Bickham, Ellen and Winfrey, the Committee approved equity awards under a five-year long-term incentive program. Awards under this program were granted entirely in 2016 in a mix of 90% stock options and 10% restricted stock units, with potential time-based vesting over a minimum of 3 to 5 years after grant, contingent upon the achievement of pre-established stock price hurdles; if a stock price hurdle is not met within 6 years after grant, the associated award tranche is forfeited. The Committee intends for these awards to be the only equity compensation provided to these NEOs through fiscal year 2020, except in the case of promotion. As a result, none of these NEOs received any equity awards in 2017.

As an employee at the SVP level, the Committee determined that Mr. Howard should participate in the Company’s annual long-term incentive program. This program provides participants an annual long-term incentive award, the value of which is based on their level, delivered in a mix of stock options and restricted stock units that vest fully on the third anniversary of the date of grant. Mr. Howard’s 2017 long-term incentive award was comprised of two grants, the first occurring on the Company’s annual equity grant date in January 2017 and based on his then-current long-term incentive opportunity. In April 2017, the Committee approved an increase in Mr. Howard’s long-term incentive opportunity and an additional equity grant, which provided the incremental difference in value between Mr. Howard’s new long-term incentive opportunity and the value he was granted in January. This increase occurred in conjunction with the increase to Mr. Howard’s annual incentive target and was based upon the same considerations as described in the section regarding the Annual Incentive Plan. Details regarding Mr. Howard’s 2017 equity awards, which represented the only equity awards made to any of our NEOs in 2017, are provided below.

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price		# of Stock Options Granted	# of RSUs Granted
January 17, 2017	$637,000	50% stock options / 50% restricted stock units	$299.6050		4,371	1,063
April 24, 2017	$188,000	90% stock options / 10% restricted stock units	$340.4409		2,058	55
Total	$825,000	N/A	$312.6771	*	6,429	1,118

*	Represents the weighted average grant price of stock options

Summary of 2016 Five-Year Long-Term Incentive Program

Targeted grant values under the five-year long-term incentive program were determined by the Committee using an analysis of potential realizable compensation (i.e., actual value realized from awards upon vesting or exercise) from achieving certain levels of stock price appreciation over the duration of the program. The actual number of stock options and restricted stock units granted to participants were calculated based on (i) the target realizable compensation for the participant, (ii) stock price hurdles established for the program and (iii) a targeted mix of 90% stock options and 10% restricted stock units. The number of stock options and restricted stock units to be granted were then divided into a number of tranches, each with a combination of time-based and stock price performance vesting criteria. If the stock price vesting criteria are not achieved within six years after grant, the unvested awards will be forfeited, and the determination of whether a stock price hurdle is achieved is based on Charter’s 60-day average closing stock price. The tranche-level vesting schedules for stock options and restricted stock units are provided in the exhibits below.

Proportion of Stock Options Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)			Total
	3 Years	4 Years	5 Years
30%	1/15	1/15	1/15	1/5
65%	1/15	1/15	1/15	1/5
105%	1/15	1/15	1/15	1/5
125%	1/15	1/15	1/15	1/5
155%	1/15	1/15	1/15	1/5
Total	1/3	1/3	1/3

Proportion of Restricted Stock Units Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)			Total
	3 Years	4 Years	5 Years
105%	1/9	1/9	1/9	1/3
125%	1/9	1/9	1/9	1/3
155%	1/9	1/9	1/9	1/3
Total	1/3	1/3	1/3

2009 Stock Incentive Plan

Our long-term incentive awards are granted under the 2009 Stock Incentive Plan (the “Stock Incentive Plan”), which is an omnibus plan that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock as each term is defined in the Stock Incentive Plan and in the discretion of the Committee. Unless terminated sooner, the Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan.

As of December 31, 2017, 5,844,588 shares remained available for future grants under the Stock Incentive Plan. As of December 31, 2017, there were 665 participants in the Stock Incentive Plan.

The Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Stock Incentive Plan authorizes repricing, no repricing has occurred under the plan to date.

Modifications to Certain Long-Term Awards

In October, 2017, the Committee approved the amendment of certain outstanding long-term incentive awards for the NEOs such that unvested RSUs and stock options would vest fully upon death or Disability, as defined under the 2009 Stock Incentive Plan, and vested stock options following death, Disability or Retirement would remain exercisable until the earlier of eighteen months following such a termination or the original expiration date of the stock option. These changes were made by the Committee in consideration of peer group practices as well as what was considered fair and appropriate for participants in our long-term incentive program upon such termination events. Prior to this amendment, all such awards vested on a pro rata basis upon death, Disability or Retirement and vested stock options expired upon the earlier of six months following such a termination or the original expiration date of the stock option. For Messrs. Rutledge, Bickham, Ellen and Winfrey, this amendment only applied to grants made on or before January 15, 2016 and did not apply to the performance-based RSU and stock option awards granted after this date in 2016.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

The Company did not enter into new employment agreements with, or modify existing employment agreements for, any of our NEOs in the 2017 fiscal year. Messrs. Rutledge, Bickham, Ellen and Winfrey currently have employment agreements with the Company, while Mr. Howard does not have an employment agreement. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective, January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation.    Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under section 162(m).

We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines are based on achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
President and COO	3x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually 1) stock beneficially owned outright and; 2) 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the minimum level is reached, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2017 all covered directors and the NEOs met the applicable stock ownership guidelines (except for individuals appointed or hired after the closing of the Transactions who have had limited or no vesting events).

Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may, under certain circumstances, be required to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

Hedging

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging transactions or similar arrangements with respect to Company securities.

Stockholder Vote on Say on Pay

At the Company’s 2017 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 57% of the votes cast in favor of the frequency proposal. At this same meeting, the stockholders also considered an advisory vote on executive compensation for the NEOs and, as the Board of Directors recommended, the stockholders approved the 2017 executive compensation with approximately 70% of the votes cast voting in favor of the proposal.

Charter’s executive compensation program is designed to ensure management’s interests are aligned with our investors’ interests to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure — including the five-year long-term incentive program established in 2016 — best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in pension value and nondeferred compensation earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge Chairman and Chief Executive Officer	2017	2,000,000	—	—	5,489,856	89,697	233,763	7,813,316
	2016	2,000,000	10,086,658	77,990,740	7,651,397	503,383	283,549	98,515,727
	2015	2,000,000	999,925	8,999,426	4,156,600	—	205,436	16,361,387
John Bickham President and Chief Operating Officer	2017	1,500,000	—	—	2,744,928	356,409	282,481	4,883,818
	2016	1,450,962	7,009,538	35,349,000	3,279,151	192,726	159,661	47,441,038
	2015	1,375,000	499,962	4,499,713	2,204,483	—	150,303	8,729,461
David G. Ellen(6) Senior Executive Vice President	2017	1,250,000	—	—	1,829,952	—	61,725	3,141,677
	2016	605,770	2,384,516	17,797,369	1,286,995	—	13,973	22,088,623

Christopher L. Winfrey Chief Financial Officer	2017	850,000	—	—	1,166,594	—	55,746	2,072,340
	2016	772,127	4,164,371	23,002,337	1,250,148	—	19,900	29,208,883
	2015	651,500	249,981	2,249,827	580,291	—	—	3,731,599
Kevin Howard(7) Senior Vice President, Finance - Controller and Chief Accounting Officer	2017	423,325	337,204	487,686	271,133	—	20,209	1,539,557

(1)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(2)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

(3)	The amounts reported under this column are executive bonus plan payments made in 2018 for each NEO under the 2017 Executive Bonus Plan.

(4)

Although the plan was frozen in 2016 and no benefits accrued after that date, these amounts represent the aggregate change in the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accumulated pension benefits under the Time Warner Cable Pension Plan, and the Time Warner Cable Excess Benefit Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

(5)	The following table identifies the perquisites and personal benefits received by the NEOs, identified below, that exceeded $10,000 in the aggregate for the year ended December 31, 2017:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	218,206	—	12,246	1,113	2,086	112
John Bickham	272,424	—	6,858	1,113	2,086	—
David Ellen	44,491	14,154	1,242	599	1,123	116
Christopher L. Winfrey	35,807	16,200	540	1,113	2,086	—
Kevin Howard	—	16,200	810	1,113	2,086	—

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge, Bickham and Ellen are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Rutledge also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Rutledge, Bickham, Ellen and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with pre-paid hourly flight cards and private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)	Amounts reported for 2017 represent gross-ups for 2017 service awards.

(6)	Mr. Ellen was not employed by the Company in 2015 and, accordingly, compensation data for that year is not included.

(7)	Mr. Howard was not a NEO in 2016 or 2015 and, accordingly, compensation data for those years is not included.

2017 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Thomas M. Rutledge	—	—	6,000,000	9,000,000	—	—	—	—
John Bickham	—	—	3,000,000	4,500,000	—	—	—	—
David Ellen	—	—	2,000,000	3,000,000	—	—	—	—
Christopher L. Winfrey	—	—	1,275,000	1,912,500	—	—	—	—
Kevin Howard	—	—	296,328	444,492	—	—	—	—
	1/17/2017	—	—	—	1,063	—	—	318,480
	1/17/2017	—	—	—	—	4,371	299.61	318,471
	4/24/2017	—	—	—	55	—	—	18,724
	4/24/2017	—	—	—	—	2,058	340.44	169,215

(1)	Mr. Howard received a grant on January 17, 2017 as part of the Company’s annual equity grant program and an additional grant on April 24, 2017 as an adjustment to his total target equity compensation.

(2)

These columns show the range of payouts under the 2017 Executive Bonus Plan based on the applicable 2017 performance criteria. Related payments were made in 2018 for 2017 performance based on the metrics described in the section titled “2017 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2017 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as options under the 2017 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2017. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and stock options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Rutledge	180,840	(2)	—		—		59.28	12/19/2021	—		—	—		—
	203,445	(3)	—		—		59.28	12/19/2021	—		—	—		—
	147,905	(4)	—		—		150.88	1/15/2024	—		—	—		—
	—		136,188	(5)	—		175.76	1/15/2025	—		—	—		—
	—		—		904,200	(8)	222.92	4/25/2026	—		—	—		—
	—		—		723,360	(8)	232.34	4/26/2026	—		—	—		—
	—		—		—		—	—	—		—	180,840	(9)	$60,755,006
	—		—		—		—	—	5,689	(10)	$1,911,276	—		—
John Bickham	63,294	(2)	—		—		66.87	4/30/2022	—		—	—		—
	81,378	(3)	—		—		66.87	4/30/2022	—		—	—		—
	73,952	(4)	—		—		150.88	1/15/2024	—		—	—		—
			68,094	(5)	—		175.76	1/15/2025	—		—	—		—
	—		48,129	(6)	—		183.87	1/15/2026	—		—	—		—
	—		—		587,730	(8)	221.25	6/17/2026	—		—	—		—
	—		—		135,630	(8)	242.30	7/25/2026	—		—	—		—
	—		—		—		—	—	—		—	80,373	(9)	$27,002,113
	—		—		—		—	—	16,440	(10)	$5,523,182	—		—
David Ellen	—		—		406,890	(8)	221.25	6/17/2026	—		—	—		—
	—		—		—		—	—	—		—	45,210	(9)	$15,188,752
Christopher L. Winfrey	81,378	(11)	—		—		36.17	11/1/2020	—		—	—		—
	70,075	(2)	—		—		60.96	4/26/2021	—		—	—		—
	163,509	(3)	—		—		60.96	4/26/2021	—		—	—		—
	36,976	(4)	—		—		150.88	1/15/2024	—		—	—		—
	—		34,046	(5)	—		175.76	1/15/2025	—		—	—		—
	—		24,064	(6)	—		183.87	1/15/2026	—		—	—		—
	—		—		497,309	(8)	221.25	6/17/2026	—		—	—		—
	—		—		—		—	—	—		—	55,257	(9)	$18,564,142
	—		—		—		—	—	8,220	(10)	$2,761,591	—		—
Kevin Howard	5,652	(11)	—		—		39.13	7/27/2020	—		—	—		—
	13,563	(2)	—		—		60.96	4/26/2021	—		—	—		—
	8,374	(4)	—		—		150.88	1/15/2024	—		—	—		—
	—		7,711	(5)	—		175.76	1/15/2025	—		—	—		—
	—		6,131	(6)	—		183.87	1/15/2026	—		—	—		—
	—		4,371	(7)	—		299.61	1/17/2027	—		—	—		—
	—		2,058	(7)	—		340.44	4/24/2027	—		—	—		—
	—		—		—		—	—	3,575	(10)	$1,201,057	—		—

(1)	Based on the closing stock price at December 29, 2017 of $335.96 per share.

(2)

Amounts shown reflect time-vesting stock options granted in 2011 and 2012 under the Stock Incentive Plan that vested and became exercisable in equal installments on each of the first three anniversaries of the grant date. For Mr. Rutledge, represents the award that was granted on December 19, 2011. For Mr. Bickham, represents the award that was granted on April 30, 2012 For Messrs. Winfrey and Howard, represents unexercised stock options from the awards that were granted on April 26, 2011.

(3)

Amounts shown reflect performance-vesting stock options granted in 2011 and 2012 under the Stock Incentive Plan. Grants of performance-vesting options vested subject to the achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the award that was granted on December 19, 2011. For Mr. Bickham, represents the award that was granted on April 30, 2012. For Mr. Winfrey, represents the award that was granted on April 26, 2011. All of these performance-vesting stock option grants vested prior to December 31, 2017.

(4)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(5)

Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date. These stock options fully vested on January 15, 2018 but are shown as unvested in the table, which is as of December 31, 2017.

(6)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(7)

Amounts shown reflect time-vesting stock options granted to Mr. Howard in 2017 under the Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date. Represents the awards of 4,371 stock options and 2,058 stock options that were granted on January 17, 2017 and April 24, 2017, respectively.

(8)

Amounts shown reflect grants of performance-vesting stock options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards of 904,200 stock options and 723,360 stock options that were granted on April 25, 2016 and April 26, 2016, respectively. For Mr. Bickham, represents the awards of 587,730 stock options and 135,630 stock options that were granted on June 17, 2016 and July 25, 2016, respectively. For Messrs. Ellen and Winfrey, represents the awards of stock options that were granted on June 17, 2016.

(9)

Amounts shown reflect grants of performance-vesting restricted stock units (RSUs) that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the award that was granted on April 25, 2016. For Mr. Bickham, represents the awards of 65,303 RSUs and 15,070 RSUs that were granted on June 17, 2016 and July 25, 2016, respectively, and are shown as a combined amount in the table. For Messrs. Ellen and Winfrey, represents the awards that were granted on June 17, 2016.

(10)

Amounts shown reflect time-vesting RSUs granted in 2015, 2016 and 2017 under the Stock Incentive Plan that each fully vest on the third anniversary of the grant date. For Mr. Rutledge, represents the RSUs that were granted on January 15, 2015. For Mr. Bickham, represents the awards of 2,844 RSUs and 13,596 RSUs that were granted on January 15, 2015 and January 15, 2016, respectively, and are shown as a combined amount in the table. For Mr. Winfrey represents the awards of 1,422 RSUs and 6,798 RSUs that were granted on January 15, 2015 and January 15, 2016, respectively, and are shown as a combined amount in the table. For Mr. Howard, represents the awards of 725 RSUs, 1,732 RSUs, 1,063 RSUs and 55 RSUs that were granted on January 15, 2015, January 15, 2016, January 17, 2017, and April 24, 2017, respectively, and are shown as a combined amount in the table. All of the RSUs granted on January 15, 2015 fully vested on January 15, 2018, but are shown as unvested in the table, which is as of December 31, 2017.

(11)

Amounts shown reflect time-vesting stock option awards granted in 2010 under the Stock Incentive Plan. For Mr. Winfrey, represents the award of stock options granted on November 1, 2010 and vested in equal installments on each of the first four anniversaries of the grant date. For Mr. Howard, represents unexercised stock options from the award that was granted on July 27, 2010 and vested in equal installments on March 1, 2011 and each of the next three anniversaries thereafter.

2017 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2017 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	—	—	6,627	1,978,027
John Bickham(3)	—	—	3,313	988,864
David Ellen	—	—	—	—
Christopher L. Winfrey(4)	—	—	1,657	494,581
Kevin Howard(5)	—	—	844	251,917

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

Mr. Rutledge had 6,627 time-vesting RSUs vest on January 15, 2017 and 2,763 were withheld on January 15, 2017 to cover taxes at a market value of $298.48 (the average of the high and low trading prices on that day).

(3)

Mr. Bickham had 3,313 time-vesting RSUs vest on January 15, 2017 and 1,149 shares were withheld to cover taxes at a market value of $298.48 (the average of the high and low trading prices on that day).

(4)	Mr. Winfrey had 1,657 time-vesting RSUs vest on January 15, 2017 and 585 shares were withheld to cover taxes as a market value of $298.48 (the average of the high and low trading prices on that day).

(5)	Mr. Howard had 844 time-vesting RSUs vest on January 15, 2017 and 300 shares were withheld to cover taxes as a market value of $298.48 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s and Mr. Bickham’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge and Mr. Bickham participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Cable Plan”), and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “Pension Plans”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plans. As of the closing of the Transactions, Charter is the sponsor of the Pension Plans. As of December 31, 2017, the present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans was $1,268,082, and $1,162,238, respectively, reflecting the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the plans, valued as if paid as a life annuity, (b) 28.58 and 8.75 years, respectively, of benefit service to Legacy TWC during their tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. As shown above in the Summary Compensation Table, the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans increased by $89,697 and $356,409, respectively, during 2017 as a result of a required discontinuation of the payout status of their pension benefits prior to the Transactions and the required actuarial calculations pursuant to the Pension Plans.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Cable Plan. However, as permitted under Federal tax law, Legacy TWC designed the Excess Benefit Plan to provide for supplemental payments by Legacy TWC of an amount that eligible employees would have received under the Cable Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Cable Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Cable Plan.

Benefit payments under the Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s and Mr. Bickham’s accumulated benefit under the Pension Plans computed as of December 31, 2017, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2017.

PENSION BENEFITS FOR 2017

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2017
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,268,082	—
	Excess Benefit Plan		—	—

	Total		$1,268,082	—
John Bickham	Time Warner Cable Pension Plan	8.75	$662,675	—
	Excess Benefit Plan		$499,563	—

	Total		$1,162,238	—

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2017 for the purpose of determining benefit service under the Pension Plans.

(2)

The present values of accumulated benefits for the Pension Plans as of December 31, 2017 were calculated using a discount rate of 3.68% from January 1, 2017 to December 31, 2017 for the Cable Plan and a discount rate of 3.57% for the Excess Plan. The mortality assumption is based on the RP-2015 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2015. Lump sums are based on the 50/50 blend of the 2018 PPA Combined Male mortality table projected fully generationally with Scale MP-2016(M) and the 2018 PPA Combined Female mortality table projected fully generationally with Scale MP-2016(F) and the September 2017 interest rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 21 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

Employment Agreements

Thomas M. Rutledge

On May 17, 2016, Charter entered into an amended and restated employment agreement with Thomas Rutledge (the “Rutledge Agreement”). The Rutledge Agreement has a term of five years from May 17, 2016, and provides that Mr. Rutledge will serve as the Chairman of the Charter board of directors and Chief Executive Officer of Charter and will have duties commensurate with such positions. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,000,000 during the term. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 300% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 125 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

John Bickham

Effective as of May 18, 2016, Charter entered into an employment agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as President and Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,500,000 per year during the term. Under the Bickham Agreement, Mr. Bickham is to serve as Charter’s President and Chief Operating Officer for a term expiring on May 18, 2021. He is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 200% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Bickham is entitled to use Company aircraft for such travel and for up to 80 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

David Ellen

Effective as of July 1, 2016, Charter entered into an employment agreement with David Ellen (the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing: (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance for a term expiring on July 1, 2021. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term and is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Christopher L. Winfrey

Effective as of May 18, 2016, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $850,000 per year during the term. He is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Winfrey Agreement has an initial term from the effective date through May 18, 2021 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a one year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

The stock price used in the separation tables that follow is based on $335.96 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 29, 2017. The paragraphs that follow describe the payments that each Named Executive Officer would have received assuming the applicable termination event occurred on December 31, 2017. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements, and for Mr. Howard, the Company’s policies applicable for Senior Vice Presidents. If eligible for severance: (1) Mr. Rutledge will receive severance equal to two and one-half times his applicable annual base salary and target bonus; (2) Mr. Bickham will receive severance equal to two and one-half times his applicable annual base salary and target bonus and, in certain cases, a cash payment equal to the fair market value of a pro rata portion of his unvested performance-vesting stock option and performance-vesting restricted stock unit awards; (3) Messrs. Ellen and Winfrey will each receive severance equal to two times their applicable annual base salary and target bonus; and (4) Mr. Howard will receive severance equal to one times his annual base salary and bonus.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement, and for Mr. Howard the 2017 Executive Bonus Plan, payable in accordance with the 2017 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 300% of his annual base salary; Mr. Bickham will receive a target bonus of 200% of his annual base salary; Mr. Ellen will receive a target bonus of 160% of his annual base salary; Mr. Winfrey will receive a target bonus of 150% of his annual base salary; and Mr. Howard will receive a target bonus of 70% of his annual base salary. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2017 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion & Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements and Company policies applicable to our NEOs, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a NEO without good reason and all bonus awards and unvested equity will be forfeited and cancelled effective as of the date of termination. Under the long-term incentive award agreements with our NEOs, vested stock options generally may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. The performance-vesting options granted to Mr. Bickham in 2016 provide that he may exercise the options for up to three years following a voluntary termination without good reason. “For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; acts of fraud or willful and material misrepresentations or concealments from the Company or board of directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a material negative impact or crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any securities laws; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; gross neglect of duty or willful misconduct related to duties; or willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under our employment agreements with Messrs. Rutledge and Bickham, “for cause” includes the foregoing factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.”

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	6,000,000	21,817,318	1,911,276	29,728,594
John Bickham	—	3,000,000	18,228,598	5,523,182	26,751,780
David Ellen	—	2,000,000	—	—	2,000,000
Christopher L. Winfrey	—	1,275,000	9,114,063	2,761,591	13,150,654
Kevin Howard	—	296,328	2,326,674	1,201,057	3,824,059

(1)	No severance is payable in the event of a termination based on death or disability of any NEO.

(2)

Each NEO or his or her estate or beneficiaries will be entitled to receive a pro rata bonus for the performance period ending prior to the date of a death or disability termination event. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement as of December 31, 2017 payable in accordance with the 2017 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting option grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting stock option awards granted in 2016, all of the unvested awards would be cancelled in the event of such a termination on December 31, 2017.

(4)

All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of such a termination on December 31, 2017.

Termination due to Retirement by the Executive

In the event that an NEO terminates his or her employment with Charter due to retirement, the executive may be entitled to pro rata vesting of unvested equity awards granted to the executive.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age plus years of service equal to 70. Although of the NEOs only Mr. Rutledge and Mr. Bickham meet the “rule of 70” retirement qualification, the table that follows assumes that all of them did as of December 31, 2017.

	Severance ($)(1)	Bonus ($)(1)	Stock Options ($)(2)	Restricted Stock and Restricted Stock Units ($)(3)	Total ($)
Thomas M. Rutledge	—	—	21,518,705	1,885,072	23,403,777
John Bickham	—	—	15,541,366	3,926,365	19,467,731
David Ellen	—	—	—	—	—
Christopher L. Winfrey	—	—	7,770,523	1,963,350	9,733,873
Kevin Howard	—	—	1,827,441	620,182	2,447,623

(1)	No severance or bonus amounts are payable in the event of an NEO’s retirement.

(2)

In the event of the executive’s retirement, all time-vesting stock option grants made to our NEOs are subject to pro rata vesting after the first anniversary of the respective award’s grant date. As to performance-vesting option awards granted in 2016, all of the unvested awards would be cancelled in the event of an executive’s retirement on December 31, 2017.

(3)

In the event of the executive’s retirement, all time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting after the first anniversary of the respective award’s grant date. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of an executive’s retirement on December 31, 2017.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata vesting of unvested equity awards granted to the executive.

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

A NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material reduction in authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; or any failure by a successor company to assume the executive’s employment agreement following a change in control. For Mr. Howard, our equity grant agreements define “good reason” to include a reduction in base salary, a failure to pay compensation when due, and certain relocations of the executive’s primary workplace.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	21,518,705	1,885,072	49,403,777
John Bickham	17,728,946	3,000,000	15,541,366	3,926,365	40,196,677
David Ellen	6,500,000	2,000,000	—	—	8,500,000
Christopher L. Winfrey	4,250,000	1,275,000	7,770,523	1,963,350	15,258,873
Kevin Howard	423,325	296,328	1,877,939	738,104	3,335,696

(1)

All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable. Pursuant to the terms of Mr. Bickham’s employment agreement, he is entitled to a cash payout equal to: (i) a pro rata amount of unvested performance-vesting stock options for which the applicable performance criteria have been achieved as of the termination date, multiplied by (ii) the average of the high and low stock prices on the termination date less the exercise price of the applicable stock options. For the purposes of calculating the amount set forth in the table, the Company assumed a value of $337.92, the average of the high and low stock prices of the Company’s Class A common stock on December 29, 2017. Mr. Bickham is also entitled to a comparable cash payout related to his unvested performance-vesting restricted stock unit awards, but as of December 31, 2017 none of the performance criteria have been achieved for these awards and therefore no payout would occur.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement or the 2017 Executive Bonus Plan as of December 31, 2017 payable in accordance with the 2017 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting stock option grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting option awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2017.

(4)

All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2017.

Termination within 30 days before or 13 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 13 months following (and in the case of Mr. Howard, 12 months following), the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% (50% under Mr. Howard’s long-term incentive grant agreements) or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	57,250,384	1,911,276	85,161,660
John Bickham	11,250,000	3,000,000	34,252,921	5,523,182	54,026,103
David Ellen	6,500,000	2,000,000	9,334,870	—	17,834,870
Christopher L. Winfrey	4,250,000	1,275,000	20,523,234	2,761,591	28,809,825
Kevin Howard	423,325	296,328	2,326,674	1,201,057	4,247,384

(1)	All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement or the 2017 Executive Bonus Plan as of December 31, 2017 payable in accordance with the 2017 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting stock option grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to the performance-vesting stock option awards granted in 2016, in the event of a change in control, all unvested performance-vesting stock options will vest based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible stock options and all unvested eligible stock options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $335.96, the closing price of the Company’s Class A common stock on December 29, 2017 and therefore only a portion of the performance-vesting stock options would be vested.

(4)

All time-vesting restricted stock unit grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to performance-vesting restricted stock units, in the event of a change in control, all unvested performance-vesting restricted stock units will vest based upon the highest price paid per share in the change in control transaction. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $335.96, the closing price of the Company’s Class A common stock on December 29, 2017, and therefore all of the performance-vesting restricted stock units would be cancelled.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 23, 2018 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	70,096,104	25.01%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, New York 10007	34,778,200	12.7%
Directors and Executive Officers:
W. Lance Conn(4)	9,374	*
Kim C. Goodman(5)	1,281	*
Craig A. Jacobson(6)	13,206	*
Gregory B. Maffei(7)	1,870	*
John C. Malone(2)(7)	1,088	*
John D. Markley, Jr.(8)	14,211	*
David C. Merritt(9)	9,374	*
Steven A. Miron(10)	3,135	*
Balan Nair(11)	5,014	*
Michael Newhouse(12)	1,088	*
Mauricio Ramos(13)	2,870	*
Thomas M. Rutledge(14)	945,951	*
Eric L. Zinterhofer(15)	14,573	*
John Bickham(16)	324,060	*
David Ellen	—	*
Christopher L. Winfrey(17)	486,552	*
Kevin Howard(18)	38,182	*
Richard Dykhouse(19)	79,980	*
Jonathan Hargis(20)	14,977	*
All executive officers and directors as a group (19 persons)(21)	1,966,786	*

*	less than 1%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

Common stock subject to options that are currently exercisable or exercisable within 60 days of February 23, 2018 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 237,788,840 shares of Class A common stock outstanding as of February 23, 2018, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901. Each share of Class A common stock is entitled to one vote.

(2)

Based on the Schedule 13D/A filed by Liberty Broadband on December 29, 2017. For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 54,072,264 shares, that it shared voting and dispositive power with Liberty Interactive Corporation with respect to 5,358,401 shares and that it shared voting and dispositive power with A/N over 16,023,840 shares on an as-converted and as-exchanged basis. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 47% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)

Based on a Schedule 13D, Amendment No. 2, dated December 21, 2017 and filed on December 22, 2017 by Advance/Newhouse Partnership (“A/N”), Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. The 13D, Amendment No. 2, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 34,788,200 of the reported shares. The 13D, Amendment No. 1, reported that the shares reported as beneficially owned represented 34,788,200 shares of Class A Common Stock (including Class B Common Units and Convertible Preferred Units on an as-converted, as-exchanged basis).

(4)	Includes 524 shares of restricted stock that are not yet vested but eligible to be voted.

(5)	Includes 873 shares of restricted stock that are not yet vested but eligible to be voted.

(6)	Includes 873 shares of restricted stock that are not yet vested but eligible to be voted.

(7)

Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband and Mr. Malone is the Chairman of the Board of Liberty Broadband. Liberty Broadband beneficially owns 25.01% of the outstanding shares of Charter Class A common stock. Each of Messrs. Maffei and Malone expressly disclaim beneficial ownership of any shares owned by Liberty Broadband. Includes 524 shares of restricted stock for Mr. Malone and 873 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted.

(8)

Includes 904 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 873 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(9)	Includes 524 shares of restricted stock that are not yet vested but eligible to be voted.

(10)	Includes 1,265 shares held jointly with his spouse and 873 shares of restricted stock that are not yet vested but eligible to be voted.

(11)	Includes 873 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 524 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 873 shares of restricted stock that are not yet vested but eligible to be voted.

(14)	Includes 668,378 options that are vested and exercisable.

(15)	Includes 1,310 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 286,718 options that are vested and exercisable.

(17)

Includes 385,984 options that are vested and exercisable. Also includes 49,731 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust.

(18)	Includes 35,300 options that are vested and exercisable.

(19)	Includes 77,053 options that are vested and exercisable.

(20)	Includes 7,046 options that are vested and exercisable.

(21)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 26, 2018, and the shares of Charter Class A common stock beneficially owned described in footnotes (4) through (12) and (13).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. Charter has determined that all of our transactions entered into with affiliates are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 23, 2015, in connection with the execution of the Merger Agreement and the amendment of the Contribution Agreement, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband, A/N and Legacy Charter (the “Stockholders Agreement”). As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced Legacy Charter’s existing stockholders agreement with Liberty Broadband, dated September 29, 2014, and superseded the amended and restated stockholders agreement among Legacy Charter, Charter, Liberty Broadband and A/N, dated March 31, 2015.

Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13, and includes its chief executive officer. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge became the chairman of the board of Charter.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Communications Holdings, LLC operating agreement, an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the board of directors. Under the LLC agreement, during 2017 Charter paid $150 million to A/N as dividends on the 25 million convertible preferred units held by it that are entitled to a 6% annual dividend. Charter also paid approximately $1.4 million to A/N as tax distributions under the LLC agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 (the “Letter Agreement”) that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis once Charter or Charter Holdings have repurchased shares of Class A common stock or Charter Holdings common units from A/N and its affiliates for an aggregate purchase price of $400 million. Pursuant to the TRA between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

The Company is aware that Dr. John Malone may be deemed to have a 39.2% voting interest in Liberty Interactive Corp. (“Liberty Interactive”) and is Chairman of the board of directors, an executive officer position, of Liberty Interactive. Liberty Interactive wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC which pre-date the transaction whereby Liberty Broadband’s predecessor, Liberty Media, became a stockholder in Charter. For the year ended December 31, 2017, the Company recorded payments in aggregate of approximately $77 million, from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Dr. Malone and Mr. Steven Miron, each a member of Charter’s board of directors, also serve on the board of directors of Discovery Communications, Inc., (“Discovery”). The Company is aware that Dr. Malone owns 93.6% of the series B common stock of Discovery, 6% of the series C common stock of Discovery and has a 28.1% voting interest in Discovery for the election of directors. The Company is aware that Advance/Newhouse Programming Partnership (“A/N PP”), an affiliate of A/N and in which Mr. Miron is the CEO, owns 100% of the Series A preferred stock of Discovery and 100% of the Series C preferred stock of Discovery and has a 31.1% voting interest for the election of directors. A/N PP has the right to appoint three directors out of a total of eleven directors to Discovery’s board to be elected by the holders of Discovery’s Series A preferred stock. In addition, Dr. Malone is a member of the board of directors of Lions Gate Entertainment Corp. (“Lions Gate,” parent company of Starz, Inc.) and owns approximately 5.5% in the aggregate of the common stock of Lions Gate and has 7.9% of the voting power, pursuant to his ownership of Lions Gate Class A voting shares. The Company purchases programming from both Discovery and Lions Gate pursuant to agreements entered into prior to Dr. Malone and Mr. Miron joining Charter’s board of directors. Based on publicly available information, the Company does not believe that either Discovery or Lions Gate would currently be considered related parties. The amounts paid in the aggregate to Discovery and Lions Gate represent less than 3% of total operating costs and expenses for the year ended December 31, 2017.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has existing customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2017 or may involve amounts in excess of $120,000 for 2018. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•

Advance Digital Inc., an A/N company, provides search engine marketing services to Charter under a contract that was entered into prior to the closing of the transactions. Charter paid approximately $1.7 million for these services in 2017.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Mr. Malone has a 47.6% voting interest in Liberty Media, which owns 34% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Media and purchased approximately $1.8 million of services during 2017.

Charter believes that all of these agreements and relationships and pricing are arms-length and at market terms.

Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2018. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2018.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2017 and 2016, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $9 million and $12 million, respectively.

Audit-Related Fees

Charter incurred audit-related fees to KPMG of approximately $0.2 million and $1 million during the years ended December 31, 2017 and 2016, respectively. These services were primarily related to accounting and reporting consultation and services related to the Transactions.

Tax Fees

Charter incurred tax fees to KPMG of approximately $2 million and $3 million during the years ended December 31, 2017 and 2016, respectively.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2017 and 2016. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2017, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2017 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2017.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2017. The Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2017.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2017.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Proposal No. 3: Stockholder Proposal Regarding Proxy Access

(Item 3 on Proxy Card)

This proposal was submitted by the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and the custodian for the New York City Board of Education Retirement System, One Centre Street, 8th Floor North, New York, NY 10007, and the Chief Investment Officer of the City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, PA 19102, in each case the beneficial owners of at least $2,000 worth of shares of our Class A common stock.

RESOLVED: Shareholders of Charter Communications, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/Tdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2017, 112 similar shareholder proposals received majority votes and at least 444 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

Statement Against Stockholder Proposal Regarding Proxy Access

Our Company is committed to strong corporate governance practices including meaningful stockholder rights and robust engagement measures. Proxy access proposals are largely driven by a genuine and legitimate interest to find ways to ensure that boards are comprised of the right people to effectively represent stockholder interests. Although our board of directors understands that proxy access is a topic of interest among investors, the board believes that this particular proposal is fundamentally flawed for several reasons and is not in the best interest of our stockholders.

The Company’s corporate governance structure reflects our commitment to strong and effective governance practices and a willingness to be responsive and accountable to stockholders. We regularly assess our corporate governance policies to take into account evolving best practices and to address stockholder feedback. Our goals are to align the interests of stockholders, directors, and management; ensure accountability; encourage robust engagement with our key stakeholders; and provide our stockholders with a meaningful voice in both the nomination and the election of directors. The proposal disregards the many mechanisms the Company has instituted to ensure board accountability. The board is accountable to the Company’s stockholders through protections that are embedded in our governing documents and corporate governance practices. These practices include having a Lead Independent Director and majority voting for directors.

Proxy access would also bypass the Nominating and Corporate Governance Committee’s process of identifying and recommending director nominees with a diverse and complementary blend of experiences, skills, qualifications and perspectives, to oversee our business and who can contribute to the overall effectiveness of the board. In undertaking this responsibility, the Nominating and Corporate Governance Committee has a fiduciary duty to act in a manner the committee reasonably believes to be in the best interests of the Company; proxy access stockholder proponents do not have a fiduciary duty when nominating directors.

In addition to the foregoing, the proposal does not require nominating stockowners to disclaim any current intent to effect a change in control, but only requires nominating stockowners to certify that the required shares were originally acquired in the ordinary course and not to change or influence control at the Company. A nominating stockholder’s current intentions would be unknown. In addition, the proposal permits an excessive number of stockholder access candidates, thereby allowing a control contest via the proxy access right. Each of our directors is elected annually for a one-year term. The proposal would allow stockholders, some motivated by special or short-term interests, to nominate access candidates for 100% of the board’s seats. Proxy access should not be used as a means to effect a corporate takeover.

The board believes the right thing to do now is what it has always done — continue to engage with our stockholders to ensure that we have as fulsome an understanding of their views as possible so that it can be incorporated into our approach on this issue.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Proposal No. 4: Stockholder Proposal Regarding Lobbying Activities

(Item 4 on Proxy Card)

This proposal was submitted by the New York State Common Retirement Fund and the New York State Local Retirement System, 59 Maiden Lane, 30th Floor, New York, NY 10038, in each case the beneficial owners of at least $2,000 worth of shares of our Class A common stock.

Whereas, we believe in full disclosure of Charter Communication’s (“Charter”) direct and indirect lobbying activities and expenditures to assess whether Charter’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders of Charter request the preparation of a report, updated annually, disclosing:

1. Company	policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments	by Charter used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. Charter’s	membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4. Description	of management’s decision making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Charter is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Charter’s website.

Supporting Statement

We encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Since 2010, Charter has spent over $30 million on federal lobbying. This figure does not include lobbying expenditures to influence legislation in states, where Charter also lobbies but disclosure is uneven or absent. For example, Charter spent $363,837 on lobbying in California in 2016. Charter’s federal lobbying over interest deductibility has attracted media scrutiny (“House GOP Tax Proposal May Broadside Broadband Expansion,” Bloomberg BNA, June 30, 2017), as has its state lobbying against broadband expansion in Maine (“Pick for Public Utility Advocate Has Wireless Industry Ties,” AP, April 30, 2017).

Charter serves on the board of NCTA — The Internet & Television Association, which spent $120 million on lobbying from 2010 — 2016. Charter does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. And Charter does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC).

We are concerned that Charter’s lack of trade association and ALEC disclosure presents reputational risks. For example, Charter’s ALEC membership has drawn press scrutiny (“FCC Commissioner Tells ALEC to Help

Squash Net Neutrality,” Huffington Post, May 7, 2017), and over 100 companies have publicly left ALEC, including Sprint and T-Mobile. According to the 201 7 Harris Poll Reputation Quotient, Charter ranked in the bottom ten of the 100 most visible companies, ranking 93rd.

Statement Against Stockholder Proposal Regarding Lobbying Activities

Our board of directors believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our company makes significant disclosures regarding lobbying and political contributions, and our board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. Indeed, the proponent includes contribution data from our disclosures, demonstrating that significant information concerning our activities is already publicly available.

Our Company has extensive policies and procedures in place to ensure that all lobbying activities and political contributions conducted by the Company and our employees comply with all applicable laws, including robust internal controls and oversight. Applicable laws and regulations include the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level. Similarly, we make political contributions only in states where such contributions are permitted. Contributions are intended to support political issues and candidates consistent with our policy objectives. Charter publicly discloses all U.S. federal lobbying costs and the issues to which our lobbying efforts relate on a quarterly basis. Charter also makes such disclosures at the state or local level consistent with applicable lobbying laws.

Our board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures. Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Our board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of lobbying, and the expenditures that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent and employee travel expenses. As a result, the disclosures regarding lobbying-related expenditures required by the proposal may be inconsistent and confusing, as a particular expenditure may be considered lobbying-related in one jurisdiction but not in another.

In light of our existing policies and disclosures with respect to lobbying activities, our board believes that producing a report beyond what has been published on our website and required in our public filings would impose a significant burden on the Company, but provide minimal additional information of value to Charter’s stockholders. As a result, our board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Proposal No. 5: Stockholder Proposal Regarding Vesting of Equity Awards

(Item 5 on Proxy Card)

This proposal was submitted by the AFL-CIO Reserve Fund, 815 16th St., NW, Washington, DC 20006, the beneficial owners of 121 shares of our Class A common stock.

RESOLVED: The shareholders urge the Board of Directors of Charter Communications, Inc. (the “Company”) to adopt a policy that in the event of a change in control of the Company, as defined under any applicable employment agreement, equity incentive plan or other plan, there shall be no acceleration of vesting of any equity award granted to any senior executive. However, under this policy the Compensation and Benefits Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Compensation and Benefits Committee may determine. The implementation of this policy shall not affect any contractual rights in existence on the date adopted.

Supporting Statement

The Company allows senior executives to receive accelerated equity awards under certain conditions after a change in control of the Company. These accelerated equity awards can significantly increase the total value of senior executives’ “golden parachutes” after a change in control. We do not question that a reasonable amount of severance payments may be appropriate for senior executives and other employees.

We are concerned, however, that current practices at our Company may permit windfall awards to senior executives. As of December 31, 2016, our Company’s Chairman and CEO Thomas Rutledge had $39 million in unvested stock options and restricted stock units subject to acceleration following a change in control. This amount of accelerated equity is in addition to a lump sum of $20 million in cash severance and a $6 million cash bonus Mr. Rutledge would have been entitled to receive if his employment was terminated after a change on control.

We note that many companies use a “double trigger” system to determine eligibility for accelerated vesting of equity awards — there must be a change in control, and the executive must be involuntarily terminated. While we support the use of double triggers, we are not convinced that executives deserve to receive all unvested awards after a termination event. We do believe, however, that an affected executive should be eligible to receive vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation and Benefits Committee.

Other leading companies, including Apple Inc., Chevron Corporation, Exxon Mobil Corporation, International Business Machines Corporation, Intel Corporation, Microsoft Corporation and Occidental Petroleum Corporation impose limitations on accelerated vesting of equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Statement Against Stockholder Proposal Regarding Vesting of Equity Awards

The Compensation and Benefits Committee of our board of directors (the “Compensation Committee”) has taken great care to structure an executive compensation program that rewards our executive officers for performance, and the committee believes that our compensation programs have played an important role in driving our growth. The proposed policy seeks preemptively to tie the hands of the Compensation Committee with respect to a single element of our executive compensation program. The policy would not allow for any acceleration of vesting to occur upon a change in control and would only allow for partial, pro rata vesting through the executive’s termination date.

Charter’s compensation programs are designed to create a strong linkage between the actual compensation earned by our NEOs and Company performance, rewarding both growth-oriented annual operating results as well as sustainable long-term shareholder returns. The provisions that the proposal seeks to prohibit are one component of a broad-based equity compensation program that we believe has successfully driven dramatic increases in stockholder value. The Compensation Committee carefully designs compensation programs to encourage the creation of stockholder value. Companies commonly enter into contractual arrangements with their executives providing for accelerated vesting of equity awards and other benefits in connection with change in control transactions. The possibility of a change in control transaction, and the uncertainty and questions which it may raise among executives, may provide misaligned incentives for executives to pursue a change in control transaction or result in the departure or distraction of executives. A policy effectively prohibiting us from providing any accelerated vesting of equity awards would significantly limit our ability to properly incentivize our executives to pursue a change in control transaction that could result in the termination of their employment and retain our executives during the time we are pursuing such a change in control transaction. The distraction or loss of senior executives at critical times during a potential change in control transaction could make it more difficult for the potential transaction to be completed and reduce the value achieved for stockholders from the transaction. Providing executives with accelerated vesting and other benefits in connection with change in control transactions provides better alignment with our stockholders.

Furthermore, this policy is inconsistent with our existing contractual arrangements and, based on public disclosures, those of our peers. Because most other public companies do not prohibit accelerated vesting of equity awards in connection with a change in control, adopting the policy recommended by the proposal could place us at a competitive disadvantage in attracting and retaining key executives, particularly if a change in control transaction were to occur or be contemplated. Retaining key executives during the pendency of a change in control transaction can be particularly important, since the loss of such executives could adversely affect the Company’s business or operations whether or not the contemplated transaction is completed. None of the seven companies that the proponent cites as examples for the proposal are peers or industry competitors of ours (four are in the computer/software industry and three are in the petrochemical industry). Consequently, our board believes that implementing this proposal could negatively impact our ability to recruit or retain desirable and highly sought after candidates for executive positions, and could place us at a distinct disadvantage within our industry. Such a disadvantage could substantially jeopardize our ability to consistently execute on, or execute at all, our strategic goals, ultimately hindering our ability to create and maximize stockholder value.

Taking these considerations into account, the board believes that the adoption of a rigid policy only allowing for the provision of partial pro rata vesting upon a change in control would not be in the best interests of our stockholders. Our board believes that the Compensation Committee must have the continued flexibility to structure the terms of our senior executive compensation packages in ways that: (i) provide appropriate incentives for them in the context of change in control transactions; and (ii) allow us to remain competitive in attracting high quality executive talent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Proposal No. 6: Stockholder Proposal Regarding Chairman of the Board and CEO Roles

(Item 6 on Proxy Card)

This proposal was submitted by the Trowel Trades Large Cap Equity Index Fund, 411 West Lafayette Blvd., Detroit, MI 48226, the beneficial owner of at least $2,000 worth of shares of our Class A common stock.

RESOLVED: The stockholders of Charter Communications, Inc. (“Charter Communications”), ask the board of directors to adopt a policy that, whenever possible, the board chairman should be a director who has not previously served as an executive officer of the Company and who is “independent” of management. For these purposes, a director shall not be considered “independent” if, during the last three years, he or she —

•	was affiliated with a company that was an advisor or consultant to the Company, or a significant customer or supplier of the Company;

•	was employed by or had a personal service contract(s) with the Company or its senior management;

•	was affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from the Company;

•	had a business relationship with the Company that the Company had to disclose under the Securities and Exchange Commission regulations;

•	has been employed by a public company at which an executive officer of the Company serves as a director;

•	had a relationship of the sort described above with any affiliate of the Company; and,

•	was a spouse, parent, child, sibling or in-law of any person described above.

The policy should be implemented without violating any contractual obligation and should specify how to select an independent chairman if a current chairman ceases to be independent between annual shareholder meetings. Compliance with the policy may be excused if no independent director is available and willing to be chairman.

Supporting Statement

The Board of Directors, led by its chairman, is responsible for protecting shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer, in directing the corporation’s affairs. This oversight can be diminished when the chairman is not independent. Since May 2016, Thomas M. Rutledge has served as both the Chair and CEO of Charter Communications.

An independent chairman who sets agendas, priorities, and procedures for the board can enhance its oversight and accountability of management and ensure the objective functioning of an effective board. We view the alternative of a lead outside director, even one with a robust set of duties, as adequate only in exceptional circumstances fully disclosed by the board.

Several respected institutions recommend chair independence. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough;” “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

We urge you to vote FOR this proposal.

Statement Against Stockholder Proposal Regarding Chairman of the Board and CEO Roles

Our board of directors values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its stockholders. Given the dynamic and competitive environment in which we operate, the board believes that the right leadership structure may vary as circumstances warrant. The board recommends a vote against this proposal because it believes it is in the best interests of our stockholders for the board to have the flexibility to determine the best person to serve as board Chair, whether that person is an independent director or the CEO.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our board. Upon the closing of the Transactions in 2016, the Company determined that board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

We have a Lead Independent Director with significant responsibilities that are described in detail in this proxy statement. Mr. Zinterhofer’s skills, experience, commitment and the time he devotes to serve his role all make him well qualified to serve as our lead independent director. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non- A/N and non- Liberty Broadband directors.

Furthermore, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the CEO and senior management, management and board successions, matters to be included on board agendas, and additional information the board would like management to provide to them.

The chairs and all members of the board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

We believe that the board of directors should have the flexibility to select the structure of leadership best suited to meet the needs of Charter and its stockholders at any given time. In addition, given Charter’s robust governance practices, including our strong Lead Independent Director, the board believes that adoption of an Independent Chair Policy is unnecessarily rigid and not in the best interest of the company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2017 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio, the Median Employee was selected based on an analysis of the median 2017 W-2 Box 1 income among all full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2017. No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. Charter’s employees outside of the U.S. were excluded from this analysis on the basis that they collectively represented less than 5% of Charter’s total employee population – as of December 31, 2017, Charter had 95,064 active employees globally, with 403 located outside of the U.S., primarily in the U.K. and India. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

The Median Employee had total annual compensation of $52,722, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$7,813,316
Median Employee Total Annual Compensation	$52,722
Ratio of CEO to Median Employee Total Annual Compensation	148 : 1

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2017 fiscal year, except (1) Mr. Conn had a Form 4 reporting a sale that was not timely filed, and (2) Mr. Newhouse had twelve Form 4 filings related to repurchases of common stock held by Advance/Newhouse Partnership, for which Mr. Newhouse disclaims beneficial ownership, which Form 4’s were delayed in being filed.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2018 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2019 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 15, 2018. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2019 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 4, 2019 and no later than January 29, 2019. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 19, 2016, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2017 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2016 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2016 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E40155-P03917-Z71915	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
	1b. Kim C. Goodman	☐	☐	☐	2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018	☐	☐	☐
	1c. Craig A. Jacobson	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 3, 4, 5 and 6:
	1d. Gregory B. Maffei	☐	☐	☐	3.	Stockholder proposal regarding proxy access	☐	☐	☐
	1e. John C. Malone	☐	☐	☐	4.	Stockholder proposal regarding lobbying activities	☐	☐	☐
	1f. John D. Markley, Jr.	☐	☐	☐	5.	Stockholder proposal regarding vesting of equity awards	☐	☐	☐
	1g. David C. Merritt	☐	☐	☐	6.	Stockholder proposal regarding our Chairman of the Board and CEO roles	☐	☐	☐
	1h. Steven A. Miron	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1i. Balan Nair	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	1m. Eric L. Zinterhofer	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E40156-P03917-Z71915

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 25, 2018 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 25, 2018, at 6400 S Fiddler’s Green Circle, Training Room A, Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side